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                                                                      EXHIBIT 23



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-68583) pertaining to the Friction Products Co. Profit Sharing Plan, the S.K. Wellman Retirement Savings and Profit Sharing Plan, the Helsel, Inc. Employees' Retirement Plan, the Helsel, Inc. Employees' Savings and Investment Plan and the Hawk Corporation 401(k) Savings and Retirement Plan of our reports dated June 21, 2002, with respect to the financial statements and schedule of the Friction Products Co. Profit Sharing Plan, the S.K. Wellman Retirement Savings and Profit Sharing Plan, the Helsel, Inc. Employees' Retirement Plan, the Helsel, Inc. Employees' Savings and Investment Plan and the Hawk Corporation 401(k) Savings and Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2001.




                                                   /s/ ERNST & YOUNG LLP


Cleveland, Ohio
June 21, 2002